UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported) December 3, 2014

AutoNation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 3, 2014, AutoNation, Inc. (the “Company”) amended and restated its existing unsecured credit agreement (as amended and restated, the “Amended and Restated Credit Agreement”), with JPMorgan Chase Bank, N.A., as Administrative Agent and as a lender; Bank of America, N.A., as Syndication Agent and as a lender; Mizuho Corporate Bank, Ltd., SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Toyota Motor Credit Corporation and Wells Fargo Securities, LLC, as Documentation Agents and as lenders; certain other lenders named therein; and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as Co-Lead Arrangers and Joint Bookrunners. The Amended and Restated Credit Agreement, among other things, (1) replaces the $500.0 million term loan facility and $1.2 billion revolving credit facility under the Company’s existing credit agreement with a $1.8 billion revolving credit facility, (2) provides lower commitment fees and loan margins as set forth in the Amended and Restated Credit Agreement, (3) increases the maximum capitalization ratio from 65.0% to 70.0% and (4) extends the stated termination date to December 3, 2019. The Amended and Restated Credit Agreement continues to contain a 3.75x maximum leverage ratio. The Amended and Restated Credit Agreement also contains an accordion feature that allows the Company, subject to credit availability and certain other conditions, to increase the amount of the revolving credit facility, together with any added term loans, by up to $500.0 million in the aggregate.

The indebtedness outstanding under the existing credit agreement was paid off with proceeds from the Amended and Restated Credit Agreement. Funds borrowed under the Amended and Restated Credit Agreement may be used to finance acquisitions and for working capital, capital expenditures, share repurchases and other general corporate purposes of the Company and its subsidiaries.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Credit Agreement, dated as of December 3, 2014, by and among the Company, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other parties thereto.

The Amended and Restated Credit Agreement included with this Form 8-K (including the schedules and exhibits to such agreement), which is being filed to provide investors with information regarding its terms, contains various representations, warranties and covenants of the Company and the other parties thereto. It is not intended to provide any factual information about any of the parties thereto or any subsidiaries of the parties thereto. The assertions embodied in those representations, warranties and covenants were made for purposes of such agreement, solely for the benefit of the parties thereto. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a security holder might view as material, or may have been made for purposes of allocating contractual risk among the parties rather than establishing matters as facts. Investors should not view the representations, warranties and covenants in the agreement (or any description thereof) as disclosures with respect to the actual state of facts concerning the business, operations or condition of any of the parties to the agreement (or their subsidiaries) and should not rely on them as such. In addition, information in any such representations, warranties or covenants may change after the dates covered by such provisions, which subsequent information may or may not be fully reflected in the public disclosures of the parties. In any event, investors should read the agreement together with the other information concerning the Company contained in reports and statements that it files with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date: December 4, 2014	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando

Executive Vice President - General Counsel, Corporate Development and Human Resources